DNB Financial Corporation

                                     [LOGO]

                                  NEWS RELEASE
For further information, please contact:
Bruce Moroney
CFO/ Senior Vice President
610-873-5253                                               FOR IMMEDIATE RELEASE


                            DNB Financial Corporation
                     Reports Earnings for the Second Quarter

(July 31, 2003 -- Downingtown, PA) DNB Financial Corporation, parent of the Downingtown National Bank, today reported a profit of $428,128 or $0.23 per share, for the second quarter of 2003. This compares to a profit of $738,315, or $0.40 per share, for the second quarter of 2002. For the six months ended June 30, 2003, earnings were $920,212 or $0.50 per share, compared to a profit of $1,346,359 or $0.72 for the first six months of 2002. All per share amounts are presented on a diluted basis and have been restated to reflect the 5% stock dividend paid on December 27, 2002. Return on average equity and assets for the second quarter of 2003 were 6.52% and 0.43%, compared to 11.97% and 0.78% for the same period in 2002.

Commenting on earnings, Henry F. Thorne, President and Chief Executive Officer of Downingtown National Bank stated: "Earnings for the quarter continue to be severely impacted by the historically low interest rate environment. With heightened refinancing activity, cash flows from residential loans and mortgage-backed securities have been reinvested in lower yielding securities and loans. This low interest rate environment will continue to put pressure on DNB's net interest margin."

The Bank's total assets were $400.4 million at June 30, 2003, up 5.8% from a year ago. Total deposits and borrowings were $374.0 million, up 6.4 % from June 30, 2002. Total loans at June 30, 2003 were $184.8 million, down 3.8% compared to the same period last year. At June 30, 2003, stockholders' equity totaled $25.0 million.

Certain statements in this report, including any which are not statements of historical fact, may constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Without limiting the foregoing, the words "expect", "anticipate", "plan", "believe", "seek", "estimate", "predict", "internal" and similar words are intended to identify expressions that may be forward-looking statements. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those contemplated by such statements. Many of these factors are beyond DNB's ability to control or predict. Readers of this report are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, Downingtown National Bank provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnb4you.com.


                                                 DNB Financial Corporation
                                              Summary of Financial Statistics
                                       (Dollars in thousands, except per share data)

                                                Three Months Ended     Six Months Ended
                                                      June 30              June 30
------------------------------------------------------------------    ------------------
                                                 2003       2002       2003       2002
                                                -------    -------    -------    -------


  EARNINGS:
  Total interest income .....................   $ 4,596    $ 5,586    $ 9,325    $11,101
  Total interest expense ....................     1,900      2,350      3,955      4,862
  Net interest income .......................     2,696      3,236      5,370      6,239
  Provision for loan losses .................         0          0          0          0
  Non-interest income .......................       836        625      1,510      1,173
  Non-interest expense ......................     3,001      2,908      5,763      5,708
  Income before income taxes ................       531        953      1,117      1,704
  Income tax expense ........................       103        215        197        358
  Net income ................................       428        738        920      1,346
  Net income per share, diluted* ............   $  0.23    $  0.40    $  0.50    $  0.72


  PERFORMANCE RATIOS:
  Interest rate spread (tax-equivalent basis)      2.95%      3.79%      2.98%      3.65%
  Net interest margin (tax-equivalent basis)       2.98%      3.81%      3.01%      3.68%
  Return on average equity ..................      6.52%     11.97%      7.07%     10.83%
  Return on average assets ..................      0.43%      0.78%      0.47%      0.72%


                                                      June 30
                                                ------------------
                                                 2003       2002
                                                -------    -------


  FINANCIAL POSITION:
  Total assets ..............................  $400,434   $378,459
  Loans .....................................   184,765    192,076
  Deposits ..................................   286,522    280,683
  Borrowings ................................    87,508     70,700
  Stockholders' equity ......................    24,999     25,425


  EQUITY RATIOS:
  Tier 1 leverage ratio .....................      7.41%      8.03%
  Risk-based capital ratio ..................     12.71%     13.28%
  Book value per share* .....................  $  13.77   $  13.95




* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2002.